Exhibit 99.1

For more information contact:
Jennifer Jarman
The Blueshirt Group
415-217-5866
jennifer@blueshirtgroup.com

Synaptics Reports Fourth Quarter and Fiscal 2012 Results

•	Fiscal 2012 gross margin percentage increased 550 basis points

•	1.0 million shares of common stock repurchased in the June quarter

•	Recent acquisitions strengthen product portfolio and expand opportunities for growth

Santa Clara, CA – August 2, 2012 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its fourth quarter and year ended June 30, 2012.

The Company also announced in separate press releases today that it has acquired Pacinian Corporation and the Video Display Operation of Integrated Device Technology and is also ushering in a new era of human interaction solutions for mobile computing devices with its revolutionary ForcePad™, ThinTouch™ Technology, and expanded ClearPad™ capabilities.

Net revenue for fiscal 2012 was $548.2 million compared with $598.5 million for fiscal 2011. Net income for fiscal 2012 was $54.1 million, or $1.57 per diluted share, compared with $63.8 million, or $1.80 per diluted share, for fiscal 2011.

Non-GAAP net income for fiscal 2012 was $78.6 million, or $2.28 per diluted share, compared with non-GAAP net income and diluted earnings per share for fiscal 2011 of $88.9 million and $2.51, respectively. (See attached table for a reconciliation of GAAP to non-GAAP results.)

Net revenue for the fourth quarter of fiscal 2012 was $137.6 million compared with $143.4 million for the comparable quarter last year. Net income for the fourth quarter of fiscal 2012 was $12.3 million, or $0.36 per diluted share, compared with net income of $13.9 million, or $0.40 per diluted share, for the comparable quarter last year.

Non-GAAP net income for the fourth quarter of fiscal 2012 was $18.6 million, or $0.54 per diluted share, compared with non-GAAP net income of $19.8 million, or $0.57 per diluted share, for the fourth quarter of fiscal 2011. (See attached table for a reconciliation of GAAP to non-GAAP results.)

“We are pleased with our fiscal 2012 performance, particularly against a backdrop of challenging market conditions,” stated Rick Bergman, President and CEO. “During the year, we strengthened our leadership position in our key markets, broadened and enhanced our solutions portfolio and our ability to scale to meet the opportunities in front of us, and continued to lay the foundation for long-term growth, as evidenced by today’s product and acquisition announcements.”

Fourth Quarter 2012 Business Metrics

•	Revenue mix from PC and non-PC applications was approximately 56% and 44%, respectively.

•	PC revenue totaled $77.1 million, a decrease of 1% year-over-year.

•

Non-PC revenue totaled $60.5 million, a decrease of 8% year-over-year, primarily reflecting mobile phone touchscreen applications. Mobile unit volume continued to grow substantially with revenue impacted by the product mix transition from modules to lower priced, higher gross margin chip and tail touchscreen solutions.

•	Non-GAAP gross margin was 46.2%, an increase of 380 basis points year-over-year.

•	Non-GAAP operating margin was 17.3%, up 20 basis points year-over-year.

Cash at June 30, 2012 totaled $305.0 million. Cash flow from operations for the fourth quarter of fiscal 2012 was $21.7 million, and the Company used $28.2 million to repurchase one million shares of common stock. Cash flow from operations for the fiscal year was $101.4 million, and $61.7 million was used to repurchase 2.4 million shares of common stock.

Kathy Bayless, CFO, added, “ Considering our backlog of approximately $50.0 million, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $120.0 million to $128.0 million for the September quarter. We expect PC revenue to be down on a sequential basis, reflecting a soft PC environment and the timing difference between our sell-in and OEM sell-through, as well as lower revenue from mobile applications due to the soft global market.”

Mr. Bergman added, “Looking ahead, we believe we are making the right investments at the right time and are very well positioned as the world’s leading human interface company based on our unparalleled touch capabilities and advanced technology roadmap. Despite the near-term macroeconomic and product-transition based headwinds in our markets, we expect to return to modest annual revenue growth in fiscal 2013 and look forward to another year of progress and innovation.”

Earnings Call Information

The Synaptics fourth quarter and fiscal 2012 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, August 2, 2012, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-1427 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

Synaptics delivers innovative touch solutions for intelligent devices. As a leading developer of human interface solutions for the mobile computing, communications, and entertainment markets, Synaptics solutions enhance the user experience. The ClearPad touchscreen product family supports devices ranging from entry-level mobile phones to tablets. The TouchPad™ family, including ClickPad™, is integrated into the majority of today’s notebook PCs. Synaptics has shipped over one billion capacitive touch solutions to date. (NASDAQ: SYNA) www.synaptics.com

Synaptics, ClearPad, TouchPad, ClickPad, ForcePad, ThinTouch, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and unusual or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and unusual or non-recurring items. Net income excluding share-based compensation and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s statement that it is ushering in a new era of human interaction solutions for mobile computing devices with its revolutionary ForcePad, ThinTouch Technology, and expanded ClearPad capabilities; the company’s belief that it has strengthened its leadership position in its key markets, broadened and enhanced its solutions portfolio and its ability to scale to meet the opportunities in front of it, and continued to lay the foundation for long-term growth, as evidenced by its recent product and acquisition announcements; the company’s anticipated revenue for the September quarter, including its expectations that PC revenue to be down on a sequential basis, reflecting a soft PC environment and the timing difference between its sell-in and OEM sell-through, as well as lower revenue from mobile applications due to the soft global market; the company’s belief that it is making the right investments at the right time and it is very well-positioned as the world’s leading human interface company based on its unparalleled touch capabilities and advanced technology roadmap; and the company’s expectation of a return to modest annual revenue growth in fiscal 2013. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2011. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	June 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$305,005	$247,153
Receivables, net of allowances of $567 and $709, respectively	104,140	93,808
Inventories	31,667	28,850
Prepaid expenses and other current assets	5,365	4,373

Total current assets	446,177	374,184

Property and equipment, net	24,903	26,222
Goodwill	18,995	1,927
Purchased intangibles	12,800	—
Non-current auction rate securities	15,321	25,876
Other assets	23,309	27,992

Total assets	$541,505	$456,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,220	$44,930
Accrued compensation	12,642	13,210
Income taxes payable	11,221	11,808
Other accrued liabilities	26,515	22,813

Total current liabilities	105,598	92,761

Convertible senior subordinated notes	2,305	2,305
Other liabilities	36,812	21,142

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 48,680,348 and 46,832,208 shares issued, and 32,896,256 and 33,465,732 shares outstanding, respectively	49	47
Additional paid in capital	471,569	406,653
Less: 15,784,092 and 13,366,476 treasury shares, respectively, at cost	(413,885)	(352,142)
Retained earnings	337,059	282,915
Accumulated other comprehensive income	1,998	2,520

Total stockholders’ equity	396,790	339,993

Total liabilities and stockholders’ equity	$541,505	$456,201

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net revenue	$137,607	$143,366	$548,228	$598,538
Cost of revenue (1)	74,203	82,778	292,661	352,468

Gross margin	63,404	60,588	255,567	246,070
Operating expenses
Research and development (1)	30,476	27,487	117,954	105,003
Selling, general, and administrative (1)	17,584	16,799	70,045	68,549

Total operating expenses	48,060	44,286	187,999	173,552

Operating income	15,344	16,302	67,568	72,518
Interest income	240	232	922	911
Interest expense	(4)	(4)	(17)	(17)
Impairment recovery on investments, net	18	39	77	59

Income before income taxes	15,598	16,569	68,550	73,471
Provision for income taxes (2)	3,298	2,646	14,406	9,675

Net income	$12,300	$13,923	$54,144	$63,796

Net income per share:
Basic	$0.37	$0.41	$1.64	$1.87

Diluted	$0.36	$0.40	$1.57	$1.80

Shares used in computing net income per share:
Basic	33,321	33,816	33,030	34,042

Diluted	34,505	35,011	34,435	35,454

(1) Includes share-based compensation charges of:

Cost of revenue	$226	$262	$1,129	$1,294
Research and development	4,300	3,694	15,509	13,823
Selling, general, and administrative	3,972	4,261	17,523	18,808

	$8,498	$8,217	$34,161	$33,925

(2) Includes tax benefit for share-based compensation charges of:

	$2,170	$2,319	$9,589	$9,745

Non-GAAP net income per share:
Basic	$0.56	$0.58	$2.38	$2.61

Diluted	$0.54	$0.57	$2.28	$2.51

SYNAPTICS INCORPORATED

Reconciliation of Non-GAAP Net Income and Net Income Per Share

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reported net income	$12,300	$13,923	$54,144	$63,796

Non-GAAP adjustments (net of tax):
Non-recurring CEO resignation costs	—	—	—	1,006
Impairment recovery on investments, net	(18)	(39)	(77)	(59)
Share-based compensation	6,328	5,898	24,572	24,180

Non-GAAP basic and diluted net income	$18,610	$19,782	$78,639	$88,923

Non-GAAP net income per share:
Basic	$0.56	$0.58	$2.38	$2.61

Diluted	$0.54	$0.57	$2.28	$2.51